Registration No. 333-103234
                                                Filed pursuant to Rule 424(b)(3)





                    Prospectus Supplement dated May 9, 2003
                       (To Prospectus dated May 9, 2003)

                                  $639,000,000

                                   3M COMPANY

                     LIQUID YIELD OPTION(TM) NOTES DUE 2032
                             (ZERO COUPON -- SENIOR)
               AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
                      OF THE LIQUID YIELD OPTION(TM) NOTES
                   ------------------------------------------

         This document supplements the prospectus dated May 9, 2003 relating to the resale by holders of Liquid Yield Option(TM) Notes due 2032 (Zero Coupon - Senior) (the "LYONs") and the shares of our common stock into which the LYONs are convertible.

         This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 9, 2003, as amended or supplemented. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, as amended or supplemented.

         The table of selling securityholders contained on pages 29-31 of the prospectus dated May 9, 2003 is hereby replaced in its entirety by the table set forth below.

                                                                      SHARES OF
                                                     PRINCIPAL         COMMON                           LYONs         COMMON STOCK
                                                     AMOUNT OF         STOCK            COMMON          OWNED            OWNED
                                                       LYONS         BENEFICIALLY       STOCK           AFTER            AFTER
                                                    BENEFICIALLY      OWNED UPON     OFFERED UPON     COMPLETION       COMPLETION
                                                     OWNED AND       CONVERSION       CONVERSION         OF               OF
NAME                                                  OFFERED        OF LYONs(1)      OF LYONs(1)     OFFERING(2)      OFFERING(2)
----                                                 ----------      -----------     ------------     -----------      -----------
Advisory Convertible Arbitrage Fund(I)L.P.(4)         1,200,000          5,676.1          5,676.1               0                -
Akela Capital Master Fund, Ltd.                       5,000,000         23,650.5         23,650.5               0                -
Allstate Life Insurance Company(4)                    1,250,000          5,912.6          5,912.6               0                -
Aloha Airlines Non-Pilots Pension Trust                 210,000            993.3            993.3               0                -
Aloha Pilots Retirement Trust                           115,000            544.0            544.0               0                -
American Investors Life Insurance Co.                   100,000            473.0            473.0               0                -
Amerisure Mutual Insurance Company                      320,000          1,513.6          1,513.6               0                -
AmerUs Life Insurance Co.                             1,300,000          6,149.1          6,149.1               0                -
Arbitex Master Fund, L.P.(4)                         19,100,000         90,344.9         90,344.9               0                -
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.                                      3,300,000         15,609.3         15,609.3               0                -
Argent Low Lev Convertible Arbitrage Fund LLC           900,000          4,257.1          4,257.1               0                -
Argent Low Lev Convertible Arbitrage Fund Ltd.        5,500,000         26,015.6         26,015.6               0                -
Arpeggio Fund(4)                                      7,700,000         36,421.8         36,421.8               0                -
Banc of America Securities, LLC(5)                    4,438,000         20,992.2         20,992.2               0                -

Bankers Life Insurance Company of New York              100,000            473.0            473.0               0                -
C&H Sugar Company Inc.                                  265,000          1,253.5          1,253.5               0                -
Canyon Capital Arbitrage Master Fund, Ltd.(4)         9,000,000         42,570.9         42,570.9               0                -

Canyon Value Realization Fund (Cayman), Ltd.(4)      13,500,000         63,856.4         63,856.4               0                -
Canyon Value Realization Fund, L.P.(4)                6,000,000         28,380.6         28,380.6               0                -

Canyon Value Realization MAC 18, Ltd.(RMF)(4)         1,500,000          7,095.2          7,095.2               0                -
CitiSAM Ltd.(4)                                       1,000,000          4,730.1          4,730.1               0                -
Clinton Multistrategy Master Fund, Ltd.              10,000,000         47,301.0         47,301.0               0                -
Clinton Riverside Convertible Portfolio Limited      10,000,000         47,301.0         47,301.0               0                -
CSV Limited(4)                                        1,800,000          8,514.2          8,514.2               0                -
Deutsche Bank AG - London(4)                          8,000,000         37,840.8         37,840.8               0                -
DNB Investment                                          500,000          2,365.1          2,365.1               0                -
Dodeca Fund, L.P.                                       900,000          4,257.1          4,257.1               0                -
Drury University                                         50,000            236.5            236.5               0                -
Excellus Health Plan Inc.                             2,000,000          9,460.2          9,460.2               0                -
Goldman Sachs, & Co.(5)                               7,380,000         34,908.1         34,908.1               0                -
Hawaiian Airlines Employees Pension Plan - IAM           85,000            402.1            402.1               0                -
Hawaiian Airlines Pension Plan for
  Salaried Employees                                     15,000             71.0             71.0               0                -
Hawaiian Airlines Pilots Retirement Plan                190,000            898.7            898.7               0                -
Hillbloom Foundation                                     85,000            402.1            402.1               0                -
IL Annuity and Insurance Co.                         11,100,000         52,504.1         52,504.1               0                -
IMF Convertible Fund(4)                                 800,000          3,784.1          3,784.1               0                -
Innovest Finanzdienstle                                 900,000          4,257.1          4,257.1               0                -

[WIDE TABLE CONTINUED FROM ABOVE]

                                                             MATERIAL
NAME                                                      RELATIONSHIP(3)
----                                                      ---------------
Advisory Convertible Arbitrage Fund(I)L.P.(4)                        None
Akela Capital Master Fund, Ltd.                                      None
Allstate Life Insurance Company(4)                                   None
Aloha Airlines Non-Pilots Pension Trust                              None
Aloha Pilots Retirement Trust                                        None
American Investors Life Insurance Co.                                None
Amerisure Mutual Insurance Company                                   None
AmerUs Life Insurance Co.                                            None
Arbitex Master Fund, L.P.(4)                                         None
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.                                                     None
Argent Low Lev Convertible Arbitrage Fund LLC                        None
Argent Low Lev Convertible Arbitrage Fund Ltd.                       None
Arpeggio Fund(4)                                                     None
Banc of America Securities, LLC(5)                                   None

Bankers Life Insurance Company of New York                           None
C&H Sugar Company Inc.                                               None
Canyon Capital Arbitrage Master Fund, Ltd.(4)                        None

Canyon Value Realization Fund (Cayman), Ltd.(4)                      None
Canyon Value Realization Fund, L.P.(4)                               None
Canyon Value Realization MAC 18, Ltd.(RMF)(4)                        None
CitiSAM Ltd.(4)                                                      None
Clinton Multistrategy Master Fund, Ltd.                              None
Clinton Riverside Convertible Portfolio Limited                      None
CSV Limited(4)                                                       None
Deutsche Bank AG - London(4)                                         None
DNB Investment                                                       None
Dodeca Fund, L.P.                                                    None
Drury University                                                     None
Excellus Health Plan Inc.                                            None
Goldman Sachs, & Co.(5)                                              None
Hawaiian Airlines Employees Pension Plan - IAM                       None
Hawaiian Airlines Pension Plan for
  Salaried Employees                                                 None
Hawaiian Airlines Pilots Retirement Plan                             None
Hillbloom Foundation                                                 None
IL Annuity and Insurance Co.                                         None
IMF Convertible Fund(4)                                              None
Innovest Finanzdienstle                                              None

Investcorp - SAM Fund Ltd.(4)                         4,400,000         20,812.4         20,812.4               0                -
JMG Convertible Investments, LP                       7,250,000         34,293.2         34,293.2               0                -
Lehman Brothers Inc(5)                               45,650,000        215,929.1        215,929.1               0                -
Lyxor Master Fund (4)                                 5,000,000         23,650.5         23,650.5               0                -
Lyxor Master Fund Ref: Argent LowLev CB
  c/o Argent                                          1,200,000          5,676.1          5,676.1               0                -
McMahan Securities Co. L.P.(5)                        1,500,000          7,095.2          7,095.2               0                -
Med America Insurance Co.                             2,430,000         11,494.1         11,494.1               0                -
Med America Insurance Co. of N.Y.                       340,000          1,608.2          1,608.2               0                -
Merrill Lynch Pierce Fenner & Smith Inc.(5)           9,039,000         42,755.4         42,755.4               0                -













MLQA Convertible Securities Arbitrage, Ltd.(4)       10,000,000         47,301.0         47,301.0               0                -
Morgan Stanley Dean Witter Convertible
  Securities Trust(4)                                 3,000,000         14,190.3         14,190.3               0                -
NACM Investment Grade Convertible                        10,000             47.3             47.3               0                -
Nomura Securities Intl Inc(5)                         5,000,000         23,650.5         23,650.5               0                -
Partners Group Alternative Strategies PCC, Ltd.         200,000            946.0            946.0               0                -
Quest Global Convertible Master Fund, Ltd.            2,000,000          9,460.2          9,460.2               0                -
RBC Alternative Assets LP(4)                            200,000            946.0            946.0               0                -
Rhapsody Fund, L.P.(4)                               10,000,000         47,301.0         47,301.0               0                -
State of Oregon/SAIF Corporation                      6,500,000         30,745.7         30,745.7               0                -
Sunrise Partners Limited Partnership(4)               1,000,000          4,730.1          4,730.1               0                -
Sutton Brook Capital Portfolio LP                    35,000,000        165,553.5        165,553.5               0                -
Teachers Insurance and Annuity Association           10,000,000         47,301.0         47,301.0               0                -
Thrivent Financial for Lutherans(4)                   1,500,000          7,095.2          7,095.2               0                -
Topanga XI(4)                                         2,000,000          9,460.2          9,460.2               0                -
US Bank FBO Benedictine Health System                   350,000          1,655.5          1,655.5               0                -
Wachovia Securities International Ltd.(4)            20,000,000         94,602.0         94,602.0               0                -
Windmill Master Fund LP                               5,000,000         23,650.5         23,650.5               0                -
Xavex Convertible Arbitrage 2 Fund                      200,000            946.0            946.0               0                -
Other(6)                                            314,628,000      1,488,221.9      1,488,221.9               0                -

[WIDE TABLE CONTINUED FROM ABOVE

Investcorp - SAM Fund Ltd.(4)
JMG Convertible Investments, LP                                               None
Lehman Brothers Inc(5)                                                        None
Lyxor Master Fund (4)                                                         None
Lyxor Master Fund Ref: Argent LowLev CB                                       None
  c/o Argent
McMahan Securities Co. L.P.(5)                                                None
Med America Insurance Co.                                                     None
Med America Insurance Co. of N.Y.                                             None
Merrill Lynch Pierce Fenner & Smith Inc.(5)                                   None

                                                                       Aulana Peters is a
                                                                      director of Merrill
                                                                       Lynch & Co and has
                                                                     been a director of 3M
                                                                      since 1990. Further,
                                                                     Merrill Lynch Pierce
                                                                     Fenner & Smith may or
                                                                     may not have acted in
                                                                          a financial
                                                                      investment advisory
                                                                      capacity to 3M within
                                                                        the past 3 years.

MLQA Convertible Securities Arbitrage, Ltd.(4)                                None
Morgan Stanley Dean Witter Convertible
  Securities Trust(4)                                                         None
NACM Investment Grade Convertible                                             None
Nomura Securities Intl Inc(5)                                                 None
Partners Group Alternative Strategies PCC, Ltd.                               None
Quest Global Convertible Master Fund, Ltd.                                    None
RBC Alternative Assets LP(4)                                                  None
Rhapsody Fund, L.P.(4)                                                        None
State of Oregon/SAIF Corporation                                              None
Sunrise Partners Limited Partnership(4)                                       None
Sutton Brook Capital Portfolio LP                                             None
Teachers Insurance and Annuity Association                                    None
Thrivent Financial for Lutherans(4)                                           None
Topanga XI(4)                                                                 None
US Bank FBO Benedictine Health System                                         None
Wachovia Securities International Ltd.(4)                                     None
Windmill Master Fund LP                                                       None
Xavex Convertible Arbitrage 2 Fund                                            None
Other(6)

(1) Represents shares of common stock issuable upon conversion of LYONs, at the rate of 4.7301 shares of common stock per $1,000 principal amount of maturity of LYONs, that would be beneficially owned and offered by the selling security holder upon such conversion. This conversion rate is subject to adjustment, however, as described under "Description of LYONs--Conversion Rights--Conversion Adjustments and Delivery of Common Stock." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. 3M has the right to deliver, in lieu of common stock, cash upon conversion, as described in this Prospectus.

(2) Assumes that all the LYONs and/or all of the common stock into which the LYONs are convertible are sold. No selling security holder will own more than 1% of the common stock after the offering by the selling stockholder.
(3) Includes any position, office or other material relationship which the selling security holder has had within the past three years with 3M or any of its affiliates.

(4) This selling securityholder has represented to 3M that, although it is affiliated with a securities broker or dealer, the selling securityholder purchased the securities shown in the ordinary course of business, and at the time of the purchase of the securities, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5) This selling securityholder has identified itself as a securities broker or dealer, and accordingly it is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

(6) Assumes that none of the holders of LYONs who have not yet returned their questionnaire beneficially own any other shares of our common stock. Other selling securityholders may be identified at a later date and will be included in a post-effective amendment to the registration statement. To the extent that they are brokers or dealers, disclosure will be made that they are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.

         See the "Risk Factors" section beginning on page 7 of the prospectus to read about factors you should consider before purchasing the LYONs.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is May 9, 2003










(TM) Trademark of Merrill Lynch & Co., Inc.